EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES THIRD QUARTER RESULTS

~ Board Approves Increase in Share Repurchase Program to $100 million and Declares a
Regular Quarterly Dividend ~

Paramus, NJ – November 25, 2014 -- Movado Group, Inc. (NYSE: MOV) today announced third quarter results for the period ended October 31, 2014.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “Our third quarter results were in line with the updated guidance we issued on November 14, 2014 and reflected softer than expected sales and earnings that were impacted by our strategic investment in initiatives that position our Company to drive long-term growth. Our largest brand, Movado, continues to perform very well in the United States and, although the brand had recent weaker than expected performance overseas, we believe it continues to have significant international growth opportunities in the future. On the licensed brand front, our largest brands continue to experience growth. As we begin the fourth quarter, we believe we are well positioned to capitalize on the holiday season with our powerful portfolio of brands, strong product innovation and high impact advertising campaigns.”

The Company recorded no unusual items in the third quarter of fiscal 2015 or the third quarter of fiscal 2014. During the second quarter of fiscal 2014, the Company recorded a $1.0 million tax benefit, or $0.04 per diluted share, primarily related to the release of liabilities for uncertain tax positions as a result of favorable U.S. and foreign audit settlements. Also, during the first quarter of fiscal 2014, the Company recorded a $1.5 million pre-tax gain, or $0.04 per diluted share, related to the sale of a Company-owned building in Switzerland, which was reflected in other income.

Third Quarter Fiscal 2015
—	Net sales decreased 0.6% to $188.6 million compared to $189.7 million in the third quarter of fiscal 2014 driven by a decline in the luxury brand category and certain licensed brands.
—
Gross profit was $99.8 million, or 53.0% of sales, compared to $101.3 million, or 53.4% of sales, in the third quarter last year. The decrease in gross margin percentage was primarily the result of a shift in channel and product mix and the unfavorable impact of fluctuations in foreign currency exchange rates, partially offset by a reduction of certain fixed costs.

—
Operating expenses decreased $0.7 million, or 1.0%, to $66.5 million compared to $67.2 million in the third quarter last year. The decrease in operating expenses was primarily the result of a decrease in the accrual for performance-based compensation offset by higher compensation and benefit expense in support of our brand building and growth initiatives, marketing expense and other operating expenses.

—	Operating income decreased to $33.3 million compared to operating income of $34.1 million in the same period last year.
—
The Company recorded a tax provision of $10.9 million in the third quarter of fiscal 2015 as compared to a tax provision of $10.6 million in the prior year.  The effective tax rate in the third quarter of fiscal 2015 was 32.7% compared to an effective tax rate of 31.1% in the third quarter of fiscal 2014.

—	Net income was $22.2 million, or $0.87 per diluted share, compared to net income of $23.0 million, or $0.89 per diluted share, in the third quarter of fiscal 2014.

Nine Month Results Fiscal 2015
—	Net sales increased 3.4% to $453.1 million compared to $438.0 million in the same period of fiscal 2014 led by growth in our licensed brand and retail categories.
—
Gross profit was $242.6 million, or 53.5% of sales, compared to $236.0 million, or 53.9% of sales in the same period last year. The decrease in gross margin percentage was primarily the result of the unfavorable impact of changes in foreign currency exchange rates and a shift in channel and product mix, partially offset by leverage gained on certain fixed costs due to increased sales volume.

—
Operating expenses increased $6.3 million, or 3.6%, to $181.2 million versus $174.9 million in the same period last year. The $6.3 million increase in operating expenses was primarily the result of increased compensation and benefit costs in support of our brand building and growth initiatives, the unfavorable effects of foreign currency exchange rates, selling expenses, expenses associated with the Baselworld Watch and Jewelry Show and higher marketing expenses, partially offset by a decrease in the accrual for performance-based compensation.

—	Operating income increased to $61.4 million compared to operating income of $61.1 million in the same period last year.
—
The Company recorded a tax provision of $19.2 million for the nine month period of fiscal 2015 as compared to a tax provision of $18.2 million for the nine month period of fiscal 2014.  The effective tax rate in the fiscal 2015 period was 31.4% compared to an effective tax rate of 29.1% in the fiscal 2014 period. As mentioned above, the Company recorded a $1.0 million tax benefit, or $0.04 per diluted share, related to certain items, and a $1.5 million pre-tax gain, or $0.04 per diluted share, related to the sale of a Company-owned building in Switzerland, which resulted in an adjusted effective tax rate of 30.8% for the first nine months of fiscal 2014. (See attached table for GAAP and Non-GAAP measures.)

—
Net income was $41.7 million, or $1.63 per diluted share, compared to net income for the nine month period of fiscal 2014 of $43.7 million, or $1.69 per diluted share. Adjusted net income for the first nine months of fiscal 2014 was $41.6 million, or $1.61 per diluted share, excluding the $1.0 million tax benefit, or $0.04 per diluted share, taken in the second quarter of fiscal 2014 and the $1.5 million pre-tax gain, or $0.04 per diluted share, related to the sale of a building in Switzerland in the first quarter of fiscal 2014. (See attached table for GAAP and Non-GAAP measures.)

Rick Coté, Vice Chairman and Chief Operating Officer, stated, “We remain confident in our ability to drive sustainable profitable growth for next year and the long-term. Our brands are performing well in the marketplace and given what we are seeing in the strength of our brands, we would expect to continue to outperform the watch category at retail. Going forward, we expect wholesale and retail sales will trend together and our expenses will be in line with sales. We are pleased to announce that our Board has approved an increase in our share buyback program authorization to $100 million, as well as a $0.10 quarterly dividend, which highlights the strength of our financial position and our commitment to shareholder value.”

Fourth Quarter and Fiscal 2015 Guidance
As announced on November 14, 2014 for fiscal 2015, the Company currently anticipates that net sales will increase approximately 1% to 2% to a range of $585 million to $590 million, operating profit will be approximately $68 million to $70 million and earnings per diluted share will be in the range of $1.80 to $1.85, assuming a 31% effective tax rate, excluding any unusual items. For the fourth quarter, the Company currently anticipates net sales in the range of $132 million to $137 million, operating profit of $6.5 million to $8.5 million and earnings per diluted share in the range of $0.18 to $0.23 assuming no significant fluctuations in foreign currency exchange rates. Our operating profit will continue to be impacted due to our continued strategic investment in brand building and growth initiatives despite lower sales growth. This guidance is on a comparable basis to non-GAAP fiscal 2014 results adjusted for unusual items.

The Company also anticipates recording a $3.0 million one-time pre-tax charge related to operating savings initiatives in either the fourth quarter of fiscal 2015 or early in fiscal 2016. This charge is excluded from the guidance provided above.

Share Repurchase Program and Quarterly Dividend
On November 25, 2014, the Board of Directors approved an increase in the Company’s share buyback program from the original authorized amount of $50 million to $100 million. The authorization expires on January 31, 2016. Under this share buyback program, the Company may purchase its outstanding common shares from time to time, depending on market conditions, share price and other factors.  As of October 31, 2014, $23.6 million was utilized of the original $50 million that was authorized on March 21,

2013.  Additionally, the Board of Directors approved a regular quarterly cash dividend of $0.10 for each share of the Company’s outstanding common stock and class A common stock.  This dividend will be paid on December 19, 2014 to all shareholders of record as of the close of business on December 5, 2014.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, November 25th at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing (888) 277-7115.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on November 25, 2014 until 11:59 p.m. ET on December 2, 2014 and can be accessed by dialing (877) 870-5176 and entering replay pin number 2250251.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which is net income, earnings per share and effective tax rate under GAAP adjusted to eliminate the effects of the sale of a building and tax adjustments resulting from favorable changes in connection with domestic and foreign tax audits.  The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations.  Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current year.  The Company believes this information is useful to investors to facilitate comparisons of operating results.  These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, the ability of the Company to successfully implement its business strategies, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, potential effects of economic and currency instability in Europe and countries using the Euro as their functional currency, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2014	2013	2014	2013

Net sales	$188,557	$189,685	$453,069	$437,996

Cost of sales	88,715	88,415	210,470	201,989

Gross profit	99,842	101,270	242,599	236,007

Operating expenses	66,509	67,186	181,177	174,878

Operating income	33,333	34,084	61,422	61,129

Other income	-	-	-	1,526
Interest expense	(78)	(114)	(272)	(294)
Interest income	51	14	97	53

Income before income taxes	33,306	33,984	61,247	62,414

Provision for income taxes	10,889	10,570	19,231	18,166

Net income	22,417	23,414	42,016	44,248

Less: Net income attributed to noncontrolling interests	208	395	291	564

Net income attributed to Movado Group, Inc.	$22,209	$23,019	$41,725	$43,684

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.87	$0.89	$1.63	$1.69
Weighted diluted average shares outstanding	25,616	25,842	25,661	25,855

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except for percentage data)
(Unaudited)

	As Reported			% Change
	Three Months Ended		% Change	Constant
	October 31,		As Reported	Dollar

	2014	2013

Total Net sales	$188,557	$189,685	-0.6%	0.1%

	As Reported			% Change
	Nine Months Ended		% Change	Constant
	October 31,		As Reported	Dollar

	2014	2013

Total Net sales	$453,069	$437,996	3.4%	3.0%

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except per share data)
(Unaudited)

	Net Sales	Gross Profit	Operating Income	Pre-tax Income	Net Income	Earnings Per Share
Three Months Ended October 31, 2014
As Reported (GAAP)	$188,557	$99,842	$33,333	$33,306	$22,209	$0.87

Three Months Ended October 31, 2013
As Reported (GAAP)	$189,685	$101,270	$34,084	$33,984	$23,019	$0.89

Nine Months Ended October 31, 2014
As Reported (GAAP)	$453,069	$242,599	$61,422	$61,247	$41,725	$1.63

Nine Months Ended October 31, 2013
As Reported (GAAP)	$437,996	$236,007	$61,129	$62,414	$43,684	$1.69
Tax Adjustment (1)					(1,000)	(0.04)
Building Sale (2)				(1,526)	(1,099)	(0.04)
Adjusted Results (Non-GAAP) (3)	$437,996	$236,007	$61,129	$60,888	$41,585	$1.61

(1)	Reflects the release of liabilities for uncertain tax positions as a result of favorable U.S. and foreign audit settlements.
(2)	Reflects a gain on a sale of a building in Switzerland.
(3)	The adjusted tax rate for the nine months ended October 31, 2013, was 30.8%.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 31, 2014	January 31, 2014	October 31, 2013
ASSETS

Cash and cash equivalents	$157,937	$157,659	$163,146
Short-term investments	-	33,099	-
Trade receivables	128,638	68,683	120,043
Inventories	182,663	181,305	178,714
Other current assets	37,927	44,564	35,429
Total current assets	507,165	485,310	497,332

Property, plant and equipment, net	45,340	47,796	46,512
Deferred income taxes	13,899	14,891	21,881
Other non-current assets	35,365	30,613	29,266
Total assets	$601,769	$578,610	$594,991

LIABILITIES AND EQUITY

Accounts payable	$29,746	$33,598	$36,620
Accrued liabilities	49,933	43,573	51,172
Deferred and current income taxes payable	12,713	6,422	15,272
Total current liabilities	92,392	83,593	103,064

Deferred and non-current income taxes payable	3,578	3,518	3,930
Other non-current liabilities	28,989	25,509	25,329
Noncontrolling interests	2,472	2,686	2,593
Shareholders' equity	474,338	463,304	460,075
Total liabilities and eqiuty	$601,769	$578,610	$594,991

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	October 31,

	2014	2013
Cash flows from operating activities:
Net income	$42,016	$44,248
Depreciation and amortization	9,195	8,693
Other non-cash adjustments	4,309	1,898
Changes in working capital	(54,051)	(36,608)
Changes in non-current assets and liabilities	(120)	(1,615)
Net cash provided by operating activities	1,349	16,616

Cash flows from investing activities:
Capital expenditures	(7,485)	(11,895)
Proceeds from short-term investments	33,736	-
Proceeds from sale of an asset held for sale	-	2,196
Long-term investments	(1,200)	-
Other investing	232	(225)
Net cash provided by / (used in) investing activities	25,283	(9,924)

Cash flows from financing activities:
Dividends paid	(7,591)	(4,604)
Stock repurchase	(13,150)	(7,450)
Other financing	1,242	334
Net cash (used in) financing activities	(19,499)	(11,720)

Effect of exchange rate changes on cash and cash equivalents	(6,855)	285
Net change in cash and cash equivalents	278	(4,743)
Cash and cash equivalents at beginning of year	157,659	167,889

Cash and cash equivalents at end of period	$157,937	$163,146